Exhibit 10.1

May 2, 2020

H. Keith Jennings

Subject: Employment Offer Addendum

Dear Keith,

The following amends your original employment offer letter dated October 27, 2019.

1.
Your sign-on bonus is amended so that for purchases of Calumet units on and after March 31, 2020, you will not receive a company match. You will receive all matching units you are entitled to receive in accordance with the offer letter for your purchases of units prior to March 31, 2020 within 15 days of the full execution of this addendum.

2.	You will receive a grant of $301,145.46 of phantom units according to the following terms:

a)	The units will be subject to 3-year cliff vesting. Vesting of such units will occur on March 31, 2023.

b)
The full year 2020, Volume Weighted Average Price (VWAP) will be utilized as the basis for determining the unit price and calculating the number of units granted. In the event you are terminated without cause prior to the end of 2020, the period for the VWAP will be from January 1, 2020 through (and including) your termination date.

c)	The units granted will grossed up for taxes by Calumet.

d)	The total number of units granted under this paragraph will not exceed 500,000 units.

e)
In the event you are terminated without cause, the units will vest immediately and will be delivered to you within ten (10) days after your termination date. At Calumet’s election, we may deliver cash in lieu of units.

f)	The grant shall otherwise be subject to the terms of the Phantom Unit Grant Agreement.

3.
Your relocation benefits shall be amended to provide for company-paid temporary housing through October 31, 2020. In exchange, you agree to that if you leave Calumet other than due to a termination without cause before March 31, 2023, you will repay 100% of the relocation benefits provided to you.

4.
All other terms and provisions of your original employment offer letter not specifically modified or altered, or not specifically deleted in this Amendment, are hereby ratified and confirmed and shall remain in full force and effect.

/s/ Stephen P. Mawer
Steve Mawer
Chief Executive Officer

I agree to and accept the above amended terms and conditions:

/s/ H. Keith Jennings	May 2, 2020
H. Keith Jennings	Date